EXHIBIT 21

STIFEL FINANCIAL CORP. AND SUBSIDIARIES
SUBSIDIARIES OF STIFEL FINANCIAL CORP.(1)

NAME	STATE OF INCORPORATION	NAMES UNDER WHICH SUBSIDIARY DOES BUSINESS
Stifel, Nicolaus & Company, Incorporated	Missouri	Stifel, Nicolaus & Company, Incorporated
Alliance Realty Corp.	Missouri	Alliance Realty Corp.
Century Securities Associates, Inc.	Missouri	Century Securities Associates, Inc.
Stifel, Nicolaus Insurance Agency, Inc. (2)	Arkansas	Stifel, Nicolaus Insurance Agency, Inc.
S-N Capital Corp. (2)	Missouri	S-N Capital Corp.
Stifel Insurance Agency - Ohio, Inc. (3)	Ohio	Stifel Insurance Agency - Ohio, Inc.
Stifel Venture Corp.	Missouri	Stifel Venture Corp.
Stifel Asset Management Corp.	Missouri	Stifel Asset Management Corp.
Stifel CAPCO, L.L.C.	Missouri	Stifel CAPCO, L.L.C.
Stifel CAPCO II, L.L.C.	Missouri	Stifel CAPCO II, L.L.C.
Hanifen, Imhoff Inc.	Colorado	Hanifen, Imhoff Inc.
Stifel Nicolaus Insurance Agency of Missouri (2)	Missouri	Stifel Nicolaus Insurance Agency of Missouri
CSA Insurance Agency, Incorporated	Missouri	CSA Insurance Agency, Incorporated

(1) Does not include corporations in which registrant owns 50% or less of the stock.
(2) Wholly owned subsidiary of Stifel, Nicolaus & Company, Incorporated.
(3) Majority owned subsidiary of Stifel, Nicolaus & Company, Incorporated.

Stifel Financial Capital Trust I is a wholly owned subsidiary of Stifel Financial Corp; however, it is considered a Special Purpose Entity under the provisions of the Financial Accounting Standards Board Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities, and has been deconsolidated effective December 31, 2003.